Exhibit 10.1
Without prejudice and subject to contract

DATED 25 NOVEMBER 2019

CABOT CREDIT MANAGEMENT LIMITED	(1)
and
ENCORE CAPITAL GROUP, INC.	(2)
and
KENNETH JOHN STANNARD	(3)

TRANSITION AGREEMENT

THIS AGREEMENT is made on 25 November 2019 BETWEEN:

(1)	CABOT CREDIT MANAGEMENT LIMITED of 1 Kings Hill Avenue, Kings Hill, West Malling, Kent ME19 4UA (company number 05754978) (“Employer”/ “we”/ “us”);

(2)	ENCORE CAPITAL GROUP, INC. whose principal executive offices are 350 Camino de la Reina, San Diego, California, 92108 (“Encore”); and

(3)	KENNETH JOHN STANNARD of ## #### ####, ###### ### ### (“Employee”/ “you”).
BACKGROUND

(A)	Your contract of employment will be terminated by mutual consent.

(B)
You have or may have the claims particularised in clause 6.3, as well as various other claims arising out of your contract of employment and its termination which are not subject to statutory contracting-out restrictions.

(C)	The parties wish to enter into this Agreement on the terms set out below.

1	Termination of employment

1.1	We hereby give notice that your contract of employment will terminate on 15 March 2021 (“Termination Date”), with 12 months’ notice commencing on 16 March 2020 (“Notice Date”).

2	Pre-termination obligations

2.1	In this clause “Pre-Notice Period” means the period from the date of this Agreement to the Notice Date.

2.2	During the Pre-Notice Period you will:

2.2.1	until 31 December 2019 continue to perform your duties as the Cabot Group Chief Executive Officer (“CEO”);

2.2.2
with effect from 1 January 2020 cease to be the Cabot Group CEO, but will continue as a senior employee with the job title of ‘consultant’ and from 1 January 2020 your line manager will be the Encore CEO/Cabot Group CEO; and

2.2.3	throughout the period perform the tasks set out in Schedule 1 to this Agreement to the best of your abilities and in accordance with the terms of the Contract of Employment, as amended by the terms of this Agreement.

2.3
You will be placed on leave for your 12 month notice period (namely the period from the Notice Date up to and including the Termination Date) (“Garden Leave”) in accordance with the following provisions, which will replace any corresponding provisions in the Contract of Employment.

2.4	During the period of Garden Leave:

2.4.1	you will not be required to undertake any duties for us;

2.4.2	we may revoke any powers you hold on behalf of the Employer or any Group Company and may remove you from any office in the Employer or any Group Company;

2.4.3
you will ensure that the Cabot Group CEO (Craig Buick or his replacement) knows generally where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

2.4.4	you will take all outstanding annual leave prior to the Termination Date;

2.4.5	you will not enter our premises without the prior written approval of the Cabot Group CEO (Craig Buick or his replacement);

2.4.6
save for contact on behalf of the Cabot Group, you will not contact (or attempt to contact) the employees, agents, clients, distributors, licensees, licensors or customers of the Employer or of any Group Company without the prior written approval of the Cabot Group CEO (Craig Buick or his replacement);

2.4.7
save for contact on behalf of the Cabot Group, you will not discuss the business or affairs of the Employer or any Group Company with the employees, agents, clients, distributors, licensees, licensors or customers of the Employer, or of any Group Company without the prior written approval of the Cabot Group CEO (Craig Buick or his replacement); and

2.4.8	you will remain bound by the obligations of loyalty and good faith, of exclusive service and of confidentiality, which preclude you taking up any other employment.

2.5	Nothing in this Agreement shall prevent us from:

2.5.1	exercising our rights under the Contract of Employment; or

2.5.2	terminating the Contract of Employment without notice or payment in lieu of notice prior to the Termination Date in either case if you commit an act of gross misconduct or any fundamental breach of contract (“Summary Dismissal”).

2.6
In the event of your Summary Dismissal before the Termination Date we shall be obliged to pay you only those sums which have accrued up to the date of the Summary Dismissal and neither us nor Encore shall have any further liability under this Agreement (in particular for Encore to exercise its discretion in your favour under clause 5.1) or any other agreements referred to in it. In the event of your Summary Dismissal this Agreement shall be void and have no further force or effect.

2.7
Subject to clause 2.8 during the period of Garden Leave, you will be permitted to request (and provided your request is granted) to be employed, engaged, concerned or interested in any trade or business or occupation provided that such trade or business is not competing with the Restricted Business (as defined in your Contract of Employment) (“Alternative Role”).

2.7.1
If you are offered an Alternative Role, you must request and gain approval in writing from your line manager before accepting an Alternative Role. If such approval is granted and you elect to take up such an Alternative Role, you will inform your manager in writing as soon as reasonably possible of your start date (“Start Date”).

2.7.2
Prior to the Start Date you will (and will procure that your independent adviser will) enter into a replacement transition agreement (“Replacement Agreement”) which will be in the same form as this Agreement save that:

(i)	the termination date will be the day before the Start Date;

(ii)	you will be paid in lieu of your basic salary for the balance of the Garden Leave period, less tax, national insurance and any statutory deductions;

(iii)	subject as follows you will not be entitled to any benefits for the balance of the Garden Leave period;

(iv)	you will retain the benefit of the Long Term Incentive Plan under clause 5.1

(v)	you will retain the benefit of the bonus under clause 3.4;

(vi)	no additional contributions towards your legal costs will be made;

(vii)	the reaffirmation letter under clause 4 will not be required;

(viii)	you will remain bound by the terms of your restrictive covenants in accordance with clause 7.4; and

(ix)	the terms of the replacement transition agreement will be amended to reflect any other consequential changes required to give effect to your early departure.

2.7.3	We will provide you with a Replacement Agreement reflecting the above prior to the Start Date.

2.8
During the period of Garden Leave you will be permitted to be employed, engaged, concerned or interested at an advisory or board level (so as a non-executive director or chairman) in any trade or business or occupation subject to such trade or business not competing with the Restricted Business (as defined in your Contract of Employment) (“Alternative Advisory Role”). If you are offered an Alternative Advisory Role, you must request and gain approval in writing from your line manager before accepting an Alternative Advisory Role. If such approval is granted and you elect to take up such an Alternative Advisory Role, you will inform your manager in writing as soon as reasonably possible of your start date and your entitlement to pay and benefits under 3.1 will continue. This Agreement will remain in effect and your employment, subject to the terms of this Agreement, will continue to the Termination Date. You will remain entitled to the benefit of the Long Term Incentive Plan under clause 5.1 and will be required to still execute the reaffirmation letter under clause 4.

3	Final arrangements

3.1
Subject to clause 3.5, you will be paid your normal salary and provided with your normal benefits up to and including the Termination Date in the usual way, and to the extent that payment of salary has not already been made, we will pay any arrears within the Payment Period.

3.2
We will reimburse you within the Payment Period in respect of expenses properly and reasonably incurred, subject to your compliance with our rules and procedures relating to expenses and the production of satisfactory VAT receipts no later than 10 January 2021.

3.3
You agree that all amounts owing to the Employer in respect of loans or advances against anticipated expenses will be repayable in full on the date this Agreement is completed and you hereby authorise us to deduct any amounts so due from the payments due to you pursuant to this Agreement.

3.4
You will be paid a bonus for the 2019 bonus period. The amount of this bonus will be determined under Encore’s Key Contributor Plan (“KCP”) linked to both Encore’s achievement of performance measures (“2019 KCP Funding Percentage”) and an individual evaluation of your performance against your 2019 objectives (“Individual Performance Percentage”). It has been agreed that your Individual Performance Percentage shall be assessed at no less than your 2019 KCP bonus target percentage of 87.5% of base salary previously established by the Remuneration Committee and Compensation Committees. The 2019 KCP Funding Percentage shall be assessed by the Remuneration Committee and Compensation Committee and Encore’s professional advisers in the normal way and the same percentage will be used in the calculation of your bonus as is used in the calculation of the bonuses of all Encore Named Executive Officers. Any bonus payment due will be paid to you in the normal payroll run in March 2020 and will be paid subject to tax, national insurance and any statutory deductions. You agree that you will not be entitled to any bonus for the 2020 or 2021 bonus periods.

3.5
Save as expressly provided in this Agreement you will not be entitled to any compensation for the loss of any rights or benefits under any bonus scheme, share option or incentive plan or profit sharing scheme operated by the Employer or any Group Company.

3.6
We will upon receiving a request from any prospective employer addressed to the UK HR department provide a factual reference as is our policy, complying as necessary with the financial services regime in which the Employer or any Group Company operates.

3.7
We will issue an announcement on or around the date this Agreement is completed substantially in the terms of the draft attached to this Agreement in Schedule 2 and will deal with any resulting enquires in a manner which is consistent with its terms. You will not make any public comment or issue an announcement or press release about the termination of your employment or the events giving rise to it other than in the terms set out at Schedule 2.

4	Re-affirmation letter

4.1
On or shortly after the Termination Date, in return for a payment of £100.00 (less tax, national insurance and any other statutory deductions), such payment to be made within the Payment Period you will sign and date a reaffirmation letter in the form attached at Schedule 3, with such amendments to the list of claims in paragraph 2.3 as we may reasonably request to ensure that all claims which you have or may have in relation to your employment or its termination are validly compromised and settled up to the Termination Date.

4.2
You will also ensure that the adviser named in clause 12 (or another relevant independent adviser as defined in section 203 ERA) signs and dates a letter in the form set out in Appendix 1 to the Re-affirmation letter.

4.3
Cabot’s obligations under this Agreement (except under clause 3.1) are conditional on Cabot receiving the letters referred to in this clause duly signed and dated within five working days of the Termination Date.

5	Long Term Incentive Plan

5.1
Without admission of liability, subject to your compliance with the terms of this Agreement and on condition that the warranties in clauses 6.5, 10.2, and 11 are true, Encore will exercise its discretion to determine that, notwithstanding this Agreement, you have not had a Termination of Service (as defined in the Long Term Incentive Plan) with respect to awards granted to you pursuant to the Long Term Incentive Plan. As such you will continue to service vest in awards granted under the Long Term Incentive Plan which are due to vest in March 2020, July 2020 and March 2021.

6	Release and compromise

6.1	You agree that the benefit referred to in clause 5.1 is in full and final settlement of all claims or rights of action of any kind whatsoever which you may have against

6.1.1	the Employer; and/or

6.1.2	Encore; and/or

6.1.3	any Group Company; and/or

6.1.4	any Connected Person.
in relation to your employment, its termination and any related or connected matter.

6.2	For the avoidance of doubt the settlement in clause 6.1 extends to all claims:

6.2.1
whether arising under statute (including any directions or regulations made thereunder), at common law (including contractual claims), under the Employer’s Constitution, in equity or under any EU Directive, regulation or other legislation applicable in the United Kingdom and enforceable against the Employer or Encore or any other person stipulated in clause 6.1; and

6.2.2	whether arising in the United Kingdom or in any other country in the world; and

6.2.3	arising out of facts existing at the date of this Agreement whether or not the legal basis for such a claim was known to you at that date and whether or not such facts were known to you at that date.

6.3
This Agreement relates to the following claims subject to statutory contracting-out restrictions which you have or may have against the Employer, Encore, any Group Company and any Connected Person namely:

6.3.1	any claim to wages under Part II Employment Rights Act 1996 (“ERA”);

6.3.2	any claim for unfair dismissal under Part X ERA;

6.3.3	any claim for redundancy under Part XI ERA;

6.3.4	any claim for detriment under section 47B ERA;

6.3.5	any other claim under the ERA including but not limited to any other claim for detriment under Part V ERA;

6.3.6	any claim for detriment brought under section 146 Trade Union and Labour Relations (Consolidation) Act 1992;

6.3.7	any claim for statutory holiday pay arising under regulation 14 or 16 Working Time Regulations 1998;

6.3.8
any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to race, colour, nationality or ethnic or national origins brought under section 120 Equality Act 2010;

6.3.9	any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to religion or belief brought under section 120 Equality Act 2010;

6.3.10	any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to sex brought under section 120 Equality Act 2010;

6.3.11	any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to gender reassignment brought under section 120 Equality Act 2010;

6.3.12	any claim for discrimination or victimisation because of or related to pregnancy and maternity brought under section 120 Equality Act 2010;

6.3.13	any claim for discrimination (whether direct or indirect) or victimisation because of or related to marriage and civil partnership brought under section 120 Equality Act 2010;

6.3.14	any claim brought under or by reference to the Equal Pay Act 1970 or for equality of terms brought under section 120 or 127 Equality Act 2010 and any related claim for victimisation;

6.3.15	any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to sexual orientation brought under section 120 Equality Act 2010;

6.3.16	any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to age brought under section 120 Equality Act 2010;

6.3.17
any claim for discrimination (including direct, indirect and in respect of failure to make adjustments), harassment or victimisation because of, arising from or related to disability brought under section 120 Equality Act 2010;

6.3.18	any claim for less favourable treatment or detriment brought under regulation 8 Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

6.3.19	any claim for less favourable treatment or detriment brought under regulation 7 Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

6.3.20	any claim for detriment under section 23 National Minimum Wage Act 1998;

6.3.21	any claim under section 11 Employment Relations Act 1999;

6.3.22	any claim under regulation 27 or 32 Transnational Information and Consultation of Employees Regulations 1999;

6.3.23	any claim under part VIII Information and Consultation of Employees Regulations 2004; and

6.3.24	any claim under section 56 Pensions Act 2008.

6.4
You agree to refrain from instituting any of the claims set out in clause 6.3 (“Particularised Claims”). The parties agree that each of the Particularised Claims is to be regarded as a particular complaint or particular proceedings for the purposes of the provisions of the relevant Act or Regulations referred to in clause 6.3.

6.5	This clause 6 does not compromise any claim for personal injury other than:

6.5.1	any personal injury claim arising from or in connection with any of the Particularised Claims;

6.5.2	any claim brought under the Protection from Harassment Act 1997; and

6.5.3	any claim for a psychiatric injury of any kind.
PROVIDED THAT by entering into this Agreement you warrant that there are no circumstances known to you, or which ought reasonably be known to you, which might give rise to any person injury claim against the Employer.

6.6	Nothing in this Agreement shall compromise your rights in respect of accrued pension rights, personal injury claims (subject to clause 6.5) or your ability to enforce the terms of this Agreement.

7	Confidentiality and restrictions

7.1
You agree to keep the circumstances surrounding the termination of your employment (save to explain the circumstances in the terms set out at Schedule 2, the existence and the terms of this Agreement confidential and not to disclose them to any third party save as required by law and save that you are permitted to make a disclosure that would otherwise be prohibited by this clause where this is necessary or appropriate:

7.1.1
to any person who owes you a duty of confidentiality (which you agree not to waive) in respect of information you disclose to them, including your legal or tax advisers or those providing you with medical, therapeutic or similar services; and

7.1.2	to your immediate family members provided such family members agree to keep what has been disclosed confidential.

7.2
Cabot agree to keep the circumstances surrounding the termination of your employment, the existence and the terms of this Agreement confidential and not to disclose them to any third party save as required by law and save that Cabot are permitted to make a disclosure that would otherwise be prohibited by this clause where this is necessary or appropriate:

7.2.1
to any person who owes Cabot a duty of confidentiality (which Cabot agree not to waive) in respect of information Cabot disclose to them, including Cabot’s legal, tax, compliance and other professional advisers;

7.2.2	to Cabot’s officers, agents and employees providing Cabot shall make reasonable endeavours to ensure that the recipients of this information keep it confidential; and

7.2.3
to comply with any rule or practice imposed upon or otherwise adopted by Cabot in the light of Cabot’s obligations to any regulatory authority or organisation to which Cabot are directly or indirectly accountable, whether financially or otherwise.

7.3	You shall not represent yourself as being employed by us after the Termination Date.

7.4
You confirm that you will continue to be bound by the implied and express duty of confidentiality and any restrictive covenants contained in your Contract of Employment. The periods of restriction stated at clause 15 of your Contract of Employment will be reduced by any period for which you are on Garden Leave (as per clause 15.8 of your Contract of Employment).

7.5	You agree that you will not make or publish (whether directly or through a third party) any derogatory or defamatory remarks about the Employer, Encore, any Group Company or any Connected Person.

7.6	Cabot agree that Cabot will not as organisations make or publish any derogatory or defamatory remarks about you and nor will they authorise any Connected Person to make such remarks.

7.7	Nothing in this clause shall prevent you from:

7.7.1	making a protected disclosure under section 43A of the Employment Rights Act 1996; or

7.7.2	making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency.

7.8	Nothing in this clause shall prevent either party from:

7.8.1	co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution; or

7.8.2	whether required to or not, co-operating with any investigation by any regulatory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements; or

7.8.3	bringing or defending legal proceedings to enforce the terms of this Agreement.

7.9
In consideration of you accepting the restrictions set out in this clause 7 we will pay you within 28 days of the Termination Date an additional payment of £100.00 less tax, national insurance and any statutory deductions.

8	Tax and National Insurance

8.1
You hereby agree to be responsible for the payment of any further income tax and employees’ national insurance contributions in respect of payments received in connection with the termination of your employment and any payments made or benefits provided under this Agreement and hereby agree to indemnify the Employer and Encore and keep the Employer and Encore indemnified against all and any liabilities to taxation and employees’ national insurance (including in each case any associated penalties and interest together with any reasonable costs and expenses but excluding any interest, penalties, costs or expenses which arise due to the delay or default of the Employer and/or Encore) which the Employer and/or Encore may incur in respect of or by reason of such termination of employment and the payments made or benefits provided under this Agreement PROVIDED THAT the Employer and/or Encore will notify you as soon as possible that it or they have received a tax demand and prior to making any payment of tax in respect of the benefit referred to in clause 5.1), the Employer or Encore will forward to you particulars of the demand made by HM Revenue and Customs (“HMRC”) and allow you as much time as possible (taking into account 14 days (or such shorter period as is required by HMRC’s deadline for a response) in which to reply to HMRC directly with a copy of such response to the Employer and Encore.

8.2	The Employer agrees that it will provide reasonable assistance to you in respect of any points raised by HMRC in respect of the sale of the Employer in 2018. Such assistance shall include but not be limited to the provision of information to you. You shall be provided with support, whether financial or practical, which is at least at an equivalent level to support provided to current employees of the Employer in respect of the sale of the Employer.

9	Employee’s obligations

9.1	Subject to clause 9.2, you confirm that you will prior to the Termination Date return to us:

9.1.1
all property and equipment belonging to the Employer or any Group Company including but not limited to any laptop computer, computer software or hardware, electronic diaries/organisers, mobile/car telephones (including the original SIM card), fuel card, badges, security passes and keys, uniform; and

9.1.2
all passwords, databases, documents, records, correspondence, files and other information (whether originals, copies or extracts and howsoever stored) belonging to the Employer or any Group Company or which you have acquired in the course of your employment.

9.2	In the event that you accept an offer of an Alternative Role, you must prior to the start date of that Alternative Role return to us:

9.2.1
all property and equipment belonging to the Employer or any Group Company including but not limited to any laptop computer, computer software or hardware, electronic diaries/organisers, mobile/car telephones (including the original SIM card), fuel card, badges, security passes and keys, uniform; and

9.2.2
all passwords, databases, documents, records, correspondence, files and other information (whether originals, copies or extracts and howsoever stored) belonging to the Employer or any Group Company or which you have acquired in the course of your employment.

9.3
You will not retain any copies (in any form) of the items referred to in clause 9.1.2 or 9.2.2 and by signing this Agreement confirm that you have irretrievably deleted or destroyed any copies which would otherwise remain in your possession after full compliance with clause 9.1 or clause 9.2.

9.4	You have withdrawn:

9.4.1	any appeals and grievances against the Employer, Encore or any Group Company or any Connected Person;

9.4.2	any requests made to the Employer, Encore or any Group Company under the Data Protection Act 2018; and

9.4.3	any complaints to an ombudsman or similar body in respect of your employment or its termination (including but not limited to your entitlement to any pensions and any other benefits).

9.5
You agree to make yourself reasonably available to, and to provide reasonable cooperation to, the Employer and/or Encore or their advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Employer and/or Encore. The Employer and/or Encore will reimburse you for any reasonable expenses, loss of salary and reasonable legal fees incurred by you (but any such legal fees will require prior approval from your manager). The Employer and Encore agree to provide reasonable cooperation to you in any internal investigation, administrative, regulatory, judicial or quasi-judicial proceedings including but not limited to providing information in relation to any such process.

10	Resignation of directorships and related matters

10.1
You will immediately do all such acts and things as the Employer may require to effect your resignation from all other offices to which you were appointed in connection with or by reason of your association with the Employer in any capacity including but not limited to trusteeships.

10.2
You warrant that as at the date of this Agreement you have committed no breach of duty (including fiduciary duty) against the Employer or any Group Company and that you are not aware of any such breach by any other employee or director of the Employer or any Group Company.

10.3	You agree that no payment is due to you from the Employer, Encore or any Group Company in respect of loss of office.

10.4	The Employer will procure that the Employer’s Directors and Officers Indemnity insurance remains in place for you for six years following the Termination Date.

11	Employee’s warranties

11.1	You warrant that, as at the date of this Agreement:

11.1.1	having taken advice from the Relevant Independent Adviser (as defined in clause 12.1) and having provided the Relevant Independent Adviser with full instructions):

(i)	you have or may have the claims comprised in the Particularised Claims;

(ii)	you do not have any other complaints or claims against the Employer, Encore or any Group Company which are subject to statutory restrictions on contracting out;

(iii)	you do not have any other claims against the Employer, Encore or any Group Company which are not fully compromised by this Agreement;

(iv)	you have not brought and will not bring proceedings of any nature against the Employer, Encore or any Group Company; and

(v)	you do not have, have not brought and will not bring any such claims against any Connected Person.

11.1.2
you have not received an offer of new employment, or commenced any such employment. This warranty is only applicable as at the date of first signing of the Settlement Agreement, not the reaffirmation letter attached at Schedule 3.

11.1.3
there are no circumstances of which you are aware or ought reasonably to be aware which would amount to a repudiatory breach by you of any express or implied term of your Contract of Employment which would entitle (or would have entitled) us to terminate your Contract of Employment without notice or payment in lieu of notice (if you were still employed by us).

11.1.4
you have not made any statement or taken any steps prior to the date of this Agreement which would constitute a breach of any of the provisions of clause 7 if it had occurred after the date of this Agreement.

11.1.5	you have complied/will comply (as appropriate) with clauses 9.1 to 9.4 inclusive.

11.2
You acknowledge that the Employer has entered this Agreement in reliance on the warranties set out in this clause 11 and in clauses 6.5, 6.6 and 10.2, and that the Employer’s obligations under this Agreement and Encore’s obligation to facilitate the benefit in clause 5 are conditional on those warranties being true at the date of this Agreement.

12	Advice

12.1
You have received independent legal advice from a solicitor of the Senior Courts who holds a current practising certificate (“Relevant Independent Adviser”) as to the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights before an Employment Tribunal in accordance with the provisions of the Acts and Regulations set out in clause 13. The name of the Relevant Independent Adviser is Nikola Southern of Kingsley Napley LLP.

12.2
You are advised by the Relevant Independent Adviser that there is in force and there was at the time you received the advice referred to above, a contract of insurance or indemnity covering the risk of any claims by you in respect of loss arising in consequence of the advice.

12.3	You will procure that the Relevant Independent Adviser signs a certificate on or before the date of this Agreement substantially in the form of Schedule 4.

12.4
We will within 28 days of the production of an appropriate copy VAT invoice addressed to you but marked payable by us pay to Kingsley Napley LLP the maximum sum of £3,500.00 plus VAT in respect of your legal expenses incurred solely in relation to the termination of your employment.

13	Settlement agreements

13.1
The Employer, Encore and the Employee agree and acknowledge that the conditions regulating settlement agreements and compromise contracts contained in section 203 ERA; regulation 35 Working Time Regulations 1998; section 147 Equality Act 2010; section 77 Sex Discrimination Act 1975; section 288 Trade Union and Labour Relations (Consolidation) Act 1992; section 49 National Minimum Wage Act 1998; regulation 41 Transnational Information and Consultation of Employees Regulations 1999; regulation 40 Information and Consultation of Employees Regulations 2004; and section 58 Pensions Act 2008 are intended to be and have been satisfied.

14	Miscellaneous

14.1
If you breach any material provision of this Agreement or pursue a claim against the Employer, Encore or any Group Company arising out of your employment or its termination (other than those claims excluded under clauses 6.5 or 6.6) you agree to indemnify the Employer, Encore or any Group Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.

15	Third parties

15.1
The Employer and Encore enter into this Agreement on behalf of themselves and as authorised agent for all Group Companies. The parties agree that the Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent necessary for any Group Company to enforce its rights under this Agreement. However, no other terms of this Agreement shall be directly enforceable by any third party and the parties shall be free to vary or rescind any part of this Agreement (including clauses 5.1 and 7) by agreement between themselves without the consent of any such third party.

16	Whole agreement

16.1
This Agreement and any documents referred to in it sets out the entire agreement between the parties and supersedes all discussions between them and their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing.

17	Law and Jurisdiction

17.1
The validity, construction and performance of this Agreement and any dispute or claim arising out of or in connection with this Agreement or its formation or subject matter shall be governed by and construed in accordance with the laws of England and Wales.

17.2
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its formation or subject matter.

18	Completion

18.1
Notwithstanding that this Agreement is marked “without prejudice” and “subject to contract” when it is signed by the Employer, the Employee and is accompanied by the certificate signed by the Relevant Independent Adviser in Schedule 4 and is dated it shall become an open and binding document.

18.2
This Agreement may be entered into in any number of counterparts, and each of the executed counterparts, when duly exchanged, shall be deemed to be an original, but, taken together, they shall constitute one and the same instrument.

19	Definitions
“Cabot” means the Employer and Encore.
“Cabot Holdco” means Cabot UK Holdco Limited of 1 Kings Hill Avenue, Kings Hill, West Malling, Kent, ME19 4UA (company number 03439445).
“Compensation Committee” means the compensation or remuneration committee operated by or for Encore from time to time.
“Connected Person” means any current or former: employee, worker, officer, agent, non-executive director, shareholder or member of the Employer, Encore or any Group Company.
“Contract of Employment” means the contract of employment between you and us dated 10 February 2014 as amended.
“Employer’s Constitution” means the Employer’s constitutional documents whether these be comprised in an Act of Parliament, statutory instruments, a charter and statutes, instruments and articles of government, by-laws, standing orders, memorandum and articles of association, regulations, policies, codes or any other document or documents under which the Employer is governed or operates;
“Group Company” means any parent undertaking or subsidiary undertaking of the Employer and any subsidiary of any such parent undertaking, with "parent undertaking" and "subsidiary undertaking" being defined in accordance with section 1162 Companies Act 2006 and including for the avoidance of doubt Encore and any Subsidiaries or Holding Companies of Encore.
“Long Term Incentive Plan” means the Encore 2017 Incentive Award Plan, as amended from time to time.
“Payment Period” means the period of 28 days starting with the Termination Date or the date of this Agreement, whichever is the later.
“Remuneration Committee” means the remuneration committee operated by or for Cabot Holdco and its UK Subsidiaries from time to time.
“Subsidiary” and “Holding Company” in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Schedule 1: pre-notice tasks
You will undertake the following activities during the Pre-Notice Period, in addition to your normal role (the latter up to 31 December 2019) which will be flexed as necessary given your departure):

•	provide a comprehensive handover to the new appointed CEO;

•	undertake Town Halls/Road Shows, client visits and any other activities referenced in the Cabriolet communications plan;

•	anything else the new CEO/your line manager feel is needed to support a smooth transition;

•	assist the new CEO with specific projects and transition activities; and

•	undertake additional work as directed by the new CEO/the Encore CEO which they will communicate over time, and which will be commensurate with your role as the Cabot CEO.

Schedule 2: announcement

[On the following pages]

Encore Announces Leadership Transition for its European Subsidiary, Cabot Credit Management

SAN DIEGO, November xx, 2019 — Encore Capital Group, Inc. (Nasdaq: ECPG), an international specialty finance company, today announced the departure of Ken Stannard, Executive Director and Chief Executive Officer of its European subsidiary, Cabot Credit Management and, subject to certain regulatory approvals, the appointment of Craig Buick as his successor. Stannard will be stepping down effective at the end of 2019.

“Under Ken’s leadership, Cabot became one of the largest credit management services providers in Europe, including its market leadership position in the UK and Ireland, as well as being the first large credit management service company in the UK to be authorized by the FCA,” said Ashish Masih, Encore’s President and Chief Executive Officer.

Stannard joined Marlin Financial Group in 2012, became its CEO in 2013, and became Cabot’s CEO in 2014 when Cabot acquired Marlin. Stannard’s experience was instrumental in the years that followed as Cabot transitioned from being partially owned by Encore to becoming a wholly owned subsidiary in 2018. With the integration of Cabot into the Encore Capital Group now complete, Stannard has decided the time is right to step down from his role as Cabot’s chief executive and reflect on his next challenge. Stannard has agreed to stay on for a period to support the successful transition of Cabot’s leadership to Buick.

Buick has served as the Chief Financial Officer of Cabot, working alongside Stannard since 2016. Buick qualified as a Chartered Accountant with PricewaterhouseCoopers and held various senior finance and audit leadership roles within PricewaterhouseCoopers and GE Capital across Europe before joining Cabot.

“Craig is a seasoned leader with a strong financial background, a track record of execution and proven leadership capabilities. He has a deep understanding of our products and the complex European markets,” said Stannard. “Cabot is one of those rare companies that I believe has truly revolutionized the credit management industry through its continued pursuit of customer centric practices. I have been privileged to have led a committed and innovative team of leaders. I know that Craig is well placed to continue to drive Cabot forward on its journey to be the best at what it does.”

“We thank Ken for his service and wish him and his family all the best. We are fortunate to have someone of the caliber and experience of Craig to step up to lead our Cabot business,” said Masih. “This transition is the result of our effective succession planning process and keeps Cabot, and ultimately Encore, optimally positioned for continued long-term success and growth."

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases or services portfolios of receivables from major banks, credit unions and utility providers.

Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com. More information about the Company’s Midland Credit Management subsidiary can be found at http://www.midlandcreditonline.com. More information about the

Company's Cabot Credit Management subsidiary can be found at http://www.cabotcm.com. Information found on the company’s, MCM’s, or Cabot’s website is not incorporated by reference.

Contact
press@encorecapital.com

Bruce Thomas, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

Tracy Ting, Chief Human Resources Officer
(858) 309-9271
tracy.ting@encorecapital.com

Source: Encore Capital Group Inc

Schedule 3 re-affirmation letter
[On headed notepaper of Employer]
KEN STANNARD
## #### ####
######
### ###
[DATE]
Dear Ken,
Reaffirmation Letter
This is the letter referred to in clause 4 of the settlement agreement that was concluded between you, the Employer and Encore Capital Group Inc. (“Encore”) on [DATE] (the “Settlement Agreement”).
By signing this letter (“this Letter”) you expressly agree the following:

1	Interpretation

1.1
Words and expressions defined in the Settlement Agreement shall bear the same meanings in this Letter, save that: “Relevant Independent Adviser” means the adviser specified in paragraph 3 of this Letter.

1.2	References in the remaining paragraphs of this Letter to clauses are to clauses in the Settlement Agreement.

2	Release and compromise

2.1
You agree that the benefit referred to in clause 5.1 is in full and final settlement of all claims or rights of action of any kind whatsoever which you may have against the Employer, Encore and/or any Group Company and/or any Connected Person in relation to your employment, its termination and any related or connected matter.

2.2	For the avoidance of doubt the settlement in paragraph 2.1 extends to all claims:

2.2.1
whether arising under statute (including any directions or regulations made thereunder), at common law (including contractual claims), under the Employer’s Constitution, in equity or under any EU Directive, regulation or other legislation applicable in the United Kingdom and enforceable against the Employer or Encore or any other person stipulated in paragraph 2.1; and

2.2.2	whether arising in the United Kingdom or in any other country in the world; and

2.2.3
arising out of facts existing at the date of this Agreement whether or not the legal basis for such a claim was known to the Employee at that date and whether or not such facts were known to the Employee at that date.

2.3
This Letter relates to the following claims subject to statutory contracting-out restrictions which you have or may have against the Employer, Encore, any Group Company and any Connected Person namely:

2.3.1	any claim to wages under Part II Employment Rights Act 1996 (“ERA”);

2.3.2	any claim for unfair dismissal under Part X ERA;

2.3.3	any claim for redundancy under Part XI ERA;

2.3.4	any claim for detriment under section 47B ERA;

2.3.5	any other claim under the ERA including but not limited to any other claim for detriment under Part V ERA;

2.3.6	any claim for detriment brought under section 146 Trade Union and Labour Relations (Consolidation) Act 1992;

2.3.7	any claim for statutory holiday pay arising under regulation 14 or 16 Working Time Regulations 1998;

2.3.8
any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to race, colour, nationality or ethnic or national origins brought under section 120 Equality Act 2010;

2.3.9	any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to religion or belief brought under section 120 Equality Act 2010;

2.3.10	any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to sex brought under section 120 Equality Act 2010;

2.3.11	any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to gender reassignment brought under section 120 Equality Act 2010;

2.3.12	any claim for discrimination or victimisation because of or related to pregnancy and maternity brought under section 120 Equality Act 2010;

2.3.13	any claim for discrimination (whether direct or indirect) or victimisation because of or related to marriage and civil partnership brought under section 120 Equality Act 2010;

2.3.14	any claim brought under or by reference to the Equal Pay Act 1970 or for equality of terms brought under section 120 or 127 Equality Act 2010 and any related claim for victimisation;

2.3.15	any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to sexual orientation brought under section 120 Equality Act 2010;

2.3.16	any claim for discrimination (whether direct or indirect), harassment or victimisation because of or related to age brought under section 120 Equality Act 2010;

2.3.17
any claim for discrimination (including direct, indirect and in respect of failure to make adjustments), harassment or victimisation because of, arising from or related to disability brought under section 120 Equality Act 2010;

2.3.18	any claim for less favourable treatment or detriment brought under regulation 8 Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

2.3.19	any claim for less favourable treatment or detriment brought under regulation 7 Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

2.3.20	any claim for detriment under section 23 National Minimum Wage Act 1998;

2.3.21	any claim under section 11 Employment Relations Act 1999;

2.3.22	any claim under regulation 27 or 32 Transnational Information and Consultation of Employees Regulations 1999;

2.3.23	any claim under part VIII Information and Consultation of Employees Regulations 2004; and

2.3.24	any claim under section 56 Pensions Act 2008.

2.4
You agree to refrain from instituting any of the claims set out in paragraph 2.3 (“Particularised Claims”). The parties agree that each of the Particularised Claims is to be regarded as a particular complaint or particular proceedings for the purposes of the provisions of the relevant Act or Regulations referred to in paragraph 2.3.

2.5	This paragraph 2 does not compromise any claim for personal injury other than:

2.5.1	any personal injury claim arising from or in connection with any of the Particularised Claims;

2.5.2	any claim brought under the Protection from Harassment Act 1997; and

2.5.3	any claim for a psychiatric injury of any kind.
PROVIDED THAT by entering into this Agreement you warrant that there are no circumstances known to you, or which ought reasonably be known to you, which might give rise to any person injury claim against the Employer.

2.6
Nothing in this Agreement shall compromise your rights in respect of accrued pension rights, personal injury (subject to paragraph 2.5) or your ability to enforce the terms of this Agreement (the “Excluded Claims”).

3	Advice

3.1
You have received independent legal advice from a solicitor of the Senior Courts who holds a current practising certificate (“Relevant Independent Adviser”) as to the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights before an Employment Tribunal in accordance with the provisions of the Acts and Regulations set out in clause 13. The name of the Relevant Independent Adviser is Nikola Southern of Kingsley Napley LLP.

3.2
You are advised by the Relevant Independent Adviser that there is in force and there was at the time you received the advice referred to above, a contract of insurance or indemnity covering the risk of any claims by you in respect of loss arising in consequence of the advice.

3.3	You will procure that the Relevant Independent Adviser signs a certificate on or before the date of this Agreement substantially in the form of Appendix 1 to this Letter.

3.4
We will within 28 days of the production of an appropriate copy VAT invoice addressed to you but marked payable by us pay to the Kingsley Napley LLP the maximum sum of £100.00 plus VAT in respect of your legal expenses incurred solely in relation to the termination of your employment.

4	Warranties

4.1	You warrant that, as at the date of this letter:

4.1.1	having taken advice from the Relevant Independent Adviser and having provided the Relevant Independent Adviser with full instructions):

4.1.2	you have or may have the claims comprised in the Particularised Claims;

4.1.3	you do not have any other complaints or claims against the Employer, Encore or any Group Company which are subject to statutory restrictions on contracting out (save for the Excluded Claims);

4.1.4
save as provided in clause 6.5 and the Excluded Claims, you do not have any other claims against the Employer, Encore or any Group Company which are not fully compromised by the Settlement Agreement or this Reaffirmation Letter;

4.1.5	you have not brought and will not bring proceedings of any nature against the Employer, Encore or any Group Company (save for the Excluded Claims); and

4.1.6	you do not have, have not brought and will not bring any such claims against any Connected Person (save for the Excluded Claims).

4.2	You repeat the warranties set out in clauses 11.1.3, 11.1.4, and 11.1.5 and confirm that they were true at the date of the Settlement Agreement and remain true at the date of this letter.

4.3
You acknowledge that the Employer and Encore have entered the Settlement Agreement in reliance on the warranties set out in clause 11 and that the Employer’s and Encore’s obligations under the Settlement Agreement (save as provided in clause 4.3) are further conditional on the additional warranties set out in this Letter. The Employer and Encore confirm that by signing this Letter, you are not repeating the warranty at clause 11.1.2 of the Settlement Agreement.

5	Settlement agreements

5.1
The Employer, Encore and the Employee agree and acknowledge that the conditions regulating settlement agreements and compromise contracts contained in section 203 ERA; regulation 35 Working Time Regulations 1998; section 147 Equality Act 2010; section 77 Sex Discrimination Act 1975; section 288 Trade Union and Labour Relations (Consolidation) Act 1992; section 49 National Minimum Wage Act 1998; regulation 41 Transnational Information and Consultation of Employees Regulations 1999; regulation 40 Information and Consultation of Employees Regulations 2004; and section 58 Pensions Act 2008 are intended to be and have been satisfied.

Signed ..................................................... For and on behalf of Cabot Credit Management Limited and Encore Capital Group Inc.
I agree to the above terms
Signed .....................................................
KENNETH JOHN STANNARD
Date ........................................................

Appendix 1: adviser’s certificate to the reaffirmation letter
I, [NAME OF ADVISER] confirm that I have given relevant independent advice to KENNETH JOHN STANNARD (“my client”) as to the terms and effect of the agreement between CABOT CREDIT MANAGEMENT LIMITED, ENCORE CAPITAL GROUP INC. and KENNETH JOHN STANNARD dated [DATE] and the reaffirmation letter signed by those parties dated [DATE] and in particular their effect on my client’s ability to pursue my client’s rights before an Employment Tribunal.
I confirm that I am a solicitor of the Senior Courts who holds a current practising certificate and am not prevented from acting as an independent adviser by section 203 ERA or any other relevant statutory provision and that there is in force and there was at the time I gave the advice referred to cover under a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by my client in respect of loss arising in consequence of that advice.

Signed:

Dated:

Schedule 4: adviser’s certificate to the settlement agreement
I, Nikola Southern confirm that I have given relevant independent advice to KENNETH JOHN STANNARD (“my client”) as to the terms and effect of the agreement between CABOT CREDIT MANAGEMENT LIMITED,    ENCORE CAPITAL GROUP INC. and KENNETH JOHN STANNARD and in particular its effect on my client’s ability to pursue my client’s rights before an Employment Tribunal.
I confirm that I am a solicitor of the Senior Courts who holds a current practising certificate and am not prevented from acting as an independent adviser by section 203 ERA or any other relevant statutory provision and that there is in force and there was at the time I gave the advice referred to cover under a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by my client in respect of loss arising in consequence of that advice.
Signed: /s/ Nikola Southern
Dated: 20/11/19

[Execution page to the settlement agreement]

Signed:	/s/ Craig Buick
For and on behalf of the Employer

Signed:	/s/ Ashish Masih
For and on behalf of Encore

Signed:	/s/ Kenneth Stannard
Employee